Exhibit 4.15

Execution Version

SECOND AMENDED AND RESTATED PROMISSORY NOTE

Second Amendment Effective Date: May 14, 2026

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, ADS-TEC ENERGY PUBLIC LIMITED COMPANY, a public limited company incorporated under the laws of Ireland with company registration number 700539 and having its registered office at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Borrower”), hereby unconditionally promises to pay to Svelland Global Trading Master Fund, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Noteholder,” and together with the Borrower, the “Parties”), the aggregate outstanding principal amount from time to time of up to Thirty-Two Million Five Hundred Thousand Euros (EUR 32,500,000) (the “Loan”), together with all accrued interest thereon, as provided in this Second Amended and Restated Promissory Note (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, this “Note”). This Note amends and restates in its entirety that certain Promissory Note, dated December 16, 2025 (the “December 2025 Note”), as amended and restated pursuant to the Amended and Restated Promissory Note, dated February 25, 2026, (the “February 2026 Note” and, together with the December 2025 Note, the “Original Notes”) made by the Borrower in favor of the Noteholder in the principal amount of up to Ten Million (EUR 10,000,000) and up to Twelve Million Five Hundred Thousand Euros (EUR 12,500,000), respectively, but is not a novation or payment of any Original Note or the indebtedness evidenced thereby. All amounts outstanding under the Original Notes shall now be evidenced by this Note.

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

ADS-Tec Energy (Germany)” means ADS-Tec Energy GmbH, a limited liability company under German law.

“ADS-Tec Energy (USA)” means ADS-Tec Energy, Inc., a Delaware corporation.

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Applicable Rate” means, with respect to Loans outstanding from the Original Effective Date to, but not including the First Amendment Effective Date, 10.0% per annum, with respect to Loans outstanding from the First Amendment Effective Date to, but not including the Second Amendment Effective Date, 15.0% per annum, and, with respect to Loans outstanding from the Second Amendment Effective Date to, but not including the Maturity Date, 16.0% per annum.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City, London or Dublin are authorized or required by law to close.

“Convertible Notes” means senior secured convertible notes of the Borrower issued pursuant to a securities purchase agreement, dated as of May 1, 2025.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of greater than 50% of the outstanding equity interests of the Borrower, or (b) the Borrower shall cease to own 100% of the equity interests of any of its Subsidiaries whether now existing or hereafter formed or acquired.

“Debtor Relief Laws” means all applicable laws relating to bankruptcy, insolvency, liquidation, administration, receivership, examinership, restructuring, reorganization, moratorium, assignment for the benefit of creditors, winding up, dissolution or similar proceedings affecting creditors’ rights generally.

“Default” means any of the events specified in Section 9 that constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 9 would, unless cured or waived, become an Event of Default.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with applicable accounting principles) (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with applicable accounting principles consistently applied for the periods covered thereby, is classified as a capital lease, and (vii) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.

“Initial Security Documents” means the Security Agreement (Germany) and the Security Agreement (NY).

“Event of Default” has the meaning set forth in Section 9.

“First Amendment Effective Date” means February 25, 2026.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, lien (statutory or otherwise) or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts or capital leases.

“Lucerne Note” means that certain Third Amended and Restated Secured Promissory Note, dated April 30, 2025, made by ADS-Tec Energy (USA) in favor of Lucerne Capital Master Fund, L.P (“Lucerne”), in the original principal amount of up to $7,500,000, as amended, restated, supplemented or otherwise modified from time to time.

“Lucerne Note Prepayment” has the meaning given to such term in Section 2.1 hereof.

“Lucerne Note Prepayment Amount” has the meaning given to such term in Section 2.1 hereof.

“May Financing” means the Warrants and the Convertible Notes.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrower or any of its Subsidiaries to perform any of its obligations under any Note Document to which such Person is a party, (ii) the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any Note Document to which such Person is a party, or (iii) the rights, remedies and benefits available to, or conferred upon, the Noteholder under any Note Document.

“Maturity Date” means the earliest to occur of the following: (a) July 31, 2027; and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 10.

“Note Documents” means this Note, the Second Amendment Effective Date Security Documents and all other documents, instruments or agreements executed and delivered by the Borrower and any of its Subsidiaries for the benefit of the Noteholder in connection herewith on or after the date hereof, collectively, the “Note Documents”.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and any applicable Subsidiaries arising under any Note Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower and/or any applicable Subsidiary of any proceeding under any Debtor Relief Laws naming the Borrower and/or such Subsidiary as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means for each Person, as applicable, such Person’s certificate/articles of incorporation/organization/formation/partnership, bylaws, stockholders agreements, operating/limited liability company/limited partnership agreement, resolutions, actions, or other applicable charter or other governing documents in respect of such Person.

“Original Effective Date” means December 16, 2025.

“Permitted Indebtedness” means (i) Indebtedness evidenced by this Note, (ii) Indebtedness set forth on Schedule I hereto; provided that no such Indebtedness shall have a scheduled maturity date earlier than the Maturity Date, (iii) Indebtedness secured by Permitted Liens but as described in clauses (iv) and (v) of the definition of Permitted Liens, (iv) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business, (v) Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies, (vi) Indebtedness incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations, (vii) Indebtedness incurred to finance the payment of insurance premiums in the ordinary course of business and (viii) Indebtedness consisting of capital lease obligations entered into in the ordinary course of business.

“Permitted Lien” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with International Financial Reporting Standards (IFRS), (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s Liens, mechanics’ Liens and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries to secure purchase price of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to indebtedness in an aggregate amount not to exceed $2,000,000, (v) Liens incurred in connection with the extension, renewal, or refinancing of the Indebtedness secured by the Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.4, (viii) Liens to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers in the ordinary course of business (including Liens in connection with German social security laws), (ix) Liens securing this Note, (x) easements, covenants, conditions, rights of way, servitudes, zoning and other restrictions, minor defects or irregularities in title, and other similar encumbrances which, either individually or in the aggregate, do not secured Indebtedness, and which do not interfere in any material respect with the ordinary course of business, (xi) Liens arising from precautionary uniform commercial code financing statements or similar filings under applicable laws filed under any lease not prohibited by this Note, (xii) licenses (including licenses of intellectual property), sublicenses, leases or subleases granted to third parties in the ordinary course of business not prohibited by this Note, (xiii) Liens (including rights of set-off) in favor of a bank, intermediary or other depositary institution arising as a matter of law and/or created pursuant to any agreement (including under the standard business terms of German banks), (xiv) Liens arising out of conditional sale, title, retention, consignment or similar arrangements (including extended retention of title arrangements (verlängerter Eigentumsvorbehalt) for the sale of goods entered into in the ordinary course of business, (xv) Liens securing obligations under guaranties and warranties other than obligations in respect of Indebtedness; and (xvi) the Liens associated with the existing Indebtedness set forth on Schedule I to the extent such Liens exist as of the Second Amendment Effective Date.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

“Second Amendment Effective Date” means the date specified as such in the introduction to this Note.

“Second Amendment Effective Date Security Documents” means the Initial Security Documents and the Subsequent Security Documents, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Secured Obligations” means all Obligations owed to the Noteholder under the Note Documents.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 1, 2025, by and among the Borrower and each of the investors listed on the Schedule of Buyers attached thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents Date” means, with respect to any Second Amendment Effective Date Security Document, the date on which such document is executed and delivered.

“Security Agreement (Germany)” means an agreement to be entered into by the Borrower and its German Subsidiaries in favour of the Noteholder and Lucerne, governed by German law in form and substance reasonably satisfactory to the Noteholder and Lucerne and substantially similar to the respective German Share Pledges dated as of June 12, 2025, entered into by the Borrower, ADS-Tec Energy (Germany), ADS-Tec Energy Service GmbH and Alto Opportunity Master Fund SPC – Segregated Portfolio B.

“Security Agreement (NY)” means an agreement to be entered into by the Borrower and its U.S. and German Subsidiaries in favour of the Noteholder and Lucerne, governed by New York law in form and substance reasonably satisfactory to the Noteholder and Lucerne and substantially similar to the Security and Pledge Agreement dated as of May 1, 2025, entered into by the Borrower, the grantors from time to time parties therein and Alto Opportunity Master Fund SPC – Segregated Portfolio B.

“Subsequent Security Documents” means any security agreement, pledge agreement, guarantee, collateral assignment, financing statement and any other document, instrument or filing reasonably requested by the Noteholder, in each case similar to the Security Documents (as defined in the Securities Purchase Agreement) and otherwise in form and substance reasonably satisfactory to the Noteholder, including any document, instrument or filing required by the Noteholder to evidence authority to enter into, create, evidence or perfect the liens and security interests contemplated thereby.

“Subsidiary” means any Person in which the Borrower, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

“Warrants” means the Warrants to subscribe for Ordinary Shares, $0.0001 nominal value per share, of the Borrower issued pursuant to Section 1 of the securities purchase agreement, dated as of May 1, 2025.

2. Loan Disbursement Mechanics; Final Payment Date.

2.1 Advances.

(a) The Noteholder made advances in cash to the Borrower pursuant to the December 2025 Note on the Original Effective Date, February 3, 2026, and February 23, 2026, in the amounts of 2,719,951, EUR 2,280,049 and EUR 3,750,000, respectively, which advances, together with other financial accommodations provided by the Noteholder and evidenced hereby as agreed between the parties, were used as follows: (i) to pay reasonable fees and out-of-pocket transaction cost and expenses (which, for the avoidance of doubt, included reasonable fees of the Noteholder’s legal counsel), up to a maximum aggregate amount equal to US$60,000; (ii) to provide funds to ADS-Tec Energy (USA), in order to prepay the Lucerne Note in an amount equal to US$2,016,438.36 (the “Lucerne Note Prepayment,” and such amount, the “Lucerne Note Prepayment Amount”); and (iii) for other general business and working capital purposes not otherwise prohibited by the Original Notes.

(b) The Noteholder made a further advance in cash to the Borrower pursuant to the February 2026 Note on March 23, 2026, in the amount of EUR 3,750,000, which advance together with other financial accommodations provided by the Noteholder and evidenced hereby as agreed between the parties, were used for general business and working capital purposes not otherwise prohibited by this Note.

(c) As a condition to the disbursement of any additional advance hereunder to be made on or after the Second Amendment Effective Date, the Borrower shall, at least three Business Days prior to the requested disbursement date, deliver to the Noteholder a written notice (the "Borrowing Notice") setting out (a) that no Default or Event of Default has occurred and is continuing; (b) the amount of the advance, which amount must be in a minimum principal amount of EUR 500,000; and (c) the date on which the advance is to be disbursed. Each Borrowing Notice shall be deemed to repeat the Borrower's representations and warranties in Section 6 as of the date of such Borrowing Notice. Any advances made to the Borrower on or after the Second Amendment Effective Date shall be used (i) to pay reasonable fees and out-of-pocket transaction cost and expenses (which, for the avoidance of doubt, included reasonable fees of the Noteholder’s legal counsel), up to a maximum aggregate amount equal to US$50,000 and (ii) for general business and working capital purposes not otherwise prohibited by this Note.

2.2 Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest thereon, and all other amounts owing under this Note shall be due and payable on the Maturity Date.

3. Interest.

3.1 Interest Rate. The outstanding principal amount of the Loan shall bear interest at the Applicable Rate, from the Original Effective Date until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

3.2 Interest Payment Dates. Interest shall be payable to the Noteholder, in cash, on the Maturity Date.

3.3 Computation of Interest. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on and after the Original Effective Date and shall not accrue on the Loan on the day on which it is paid.

3.4 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law.

4. Payments.

4.1 Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be reborrowed.

4.2 Manner of Payment. All payments of interest and principal shall be made in lawful money of the European Union no later than 12:00 noon central European time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

4.3 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

5. Conditions to Funding. The obligation of the Noteholder to advance the funds on and after (pursuant to a Borrowing Notice) the Second Amendment Effective Date shall be subject to the satisfaction, or waiver by the Noteholder in writing, of the following conditions precedent, in each case as determined by the Noteholder in its sole and absolute discretion:

5.1 The Noteholder shall have received a duly executed signature page to this Note executed by an authorized officer of the Borrower;

5.2 The Noteholder shall have received an officer’s certificate (or secretary’s certificate), (i) certifying and attaching certified copies of the Borrower’s charter, bylaws (or any similar organizational documents), as applicable, (ii) certifying and attaching resolutions of the Borrower’s governing body approving the Note and the transactions contemplated herein, and further certifying that such resolutions have not been amended, rescinded or modified, and remain in full force and effect as of the Second Amendment Effective Date and any Security Documents Date, (iii) attaching an incumbency certificate of the Borrower in respect of the signatory of the Borrower that is authorized to execute this Note and all other documents contemplated hereby as of the Second Amendment Effective Date, (iv) attaching a certificate evidencing the good standing of the Borrower from its jurisdiction of formation (if applicable), (v) certifying as to the solvency of the Borrower after giving effect to the transactions contemplated herein on the Second Amendment Effective Date and any Security Documents Date, (vi) certifying that the financing contemplated under this Note will not be in conflict with the May Financing, (vii) certifying that there shall be no Default or Event of Default under this Note as of the Second Amendment Effective Date and any Security Documents Date after giving effect to the financing contemplated hereby, and (viii) certifying that the representations and warranties of Borrower contained in this Note (A) that are not qualified by "materiality" shall be true and correct in all material respects as of the Second Amendment Effective Date and any Security Documents Date, and (B) that are qualified by "materiality" shall be true and correct in all respects as of the Second Amendment Effective Date and any Security Documents Date.

6. Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the Original Effective Date, the First Amendment Effective Date, the Second Amendment Effective Date, each Security Documents Date, on each date on which a Borrowing Notice is delivered and on each date on which any funds are advanced pursuant to a Borrowing Notice as follows:

6.1 Organization and Qualification. The Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to carry on its business and to enter into and perform all documents relating to the transactions contemplated by any Note Document to which it is a party, and (c) is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required.

6.2 Due Authorization and Delivery; Binding Effect. The execution, delivery and performance by the Borrower of any Note Document to which it is a party have been duly authorized by all necessary corporate, limited liability company or other action, as applicable, and does not result in the creation of a Lien on any of the Borrower’s assets except for a Lien granted to the Noteholder as noted herein. The Borrower has duly executed and delivered the Note, and the Note Documents to which it is a party are a valid and binding obligation of the Borrower enforceable according to their terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

6.3 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any governmental authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under any Note Document to which it is a party (other than any disclosures necessary regarding material non-public information and filings and recordings with applicable governmental authorities to perfect Liens on any of the Borrower’s assets in accordance with, and to the extent required by, the Note Documents to which it is a party).

6.4 No Violations. The execution and delivery by the Borrower of each Original Note did not, and the execution and delivery by the Borrower of this Note and any Note Document to which the Borrower is a party and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (a) violate any law applicable to the Borrower or by which any of its properties or assets may be bound; (b) contravene the Borrower’s Organizational Documents, or (c) constitute an event of default under any material agreement or contract by which the Borrower may be bound.

6.5 Indebtedness. The Borrower and its Subsidiaries have no Indebtedness on the First Amendment Effective Date or the Second Amendment Effective Date except (a) Permitted Indebtedness and (b) as specified on Schedule I hereto.

6.6 Liens. Each of the Borrower, ADS-Tec Energy (USA), ADS-Tec Energy (Germany) and any of the Borrower’s Subsidiaries, has no Liens on the Original Effective Date, the First Amendment Effective Date and the Second Amendment Effective Date on their respective property except Permitted Liens.

6.7 Second Amendment Effective Date Security Documents. Upon execution and delivery of any Second Amendment Effective Date Security Document, the liens and security interests granted to the Noteholder thereunder shall constitute valid, perfected, first-priority liens and security interests in the collateral described therein, subject only to Permitted Liens.

7. Affirmative Covenants. Until the Maturity Date of this Note, the Borrower shall, and cause its Subsidiaries to:

7.1 Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business.

7.2 Compliance. Comply with (a) material obligations under all material agreements to which they are a party; and (b) all applicable laws, except, in each case, to the extent non-compliance would not result in a Material Adverse Effect.

7.3 Payment Obligations. Use commercially reasonable efforts in good faith to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except, in each case, to the extent non-compliance would not result in a Material Adverse Effect.

7.4 Notice of Events of Default. As soon as possible and in any event within two (2) Business Days after it becomes aware that an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

7.5 Reporting. The Borrower shall promptly provide the Noteholder with any financial or other information reasonably requested by the Noteholder; provided that if such information is material non-public information under United States federal securities laws (“MNPI”), the Borrower may decline to provide such information to the Noteholder unless the Noteholder agrees to maintain such MNPI in confidence and refrain from trading, subject to potential public disclosure in a manner and at a time acceptable to the Borrower in its sole discretion.

7.6 Further Assurances. Upon the request of the Noteholder, promptly execute and deliver such further instruments and do or cause to be done such further acts reasonably requested by the Noteholder to carry out the intent and purposes of this any Note Document.

7.7 Maintain Security Interests. From and after the execution and delivery of any Second Amendment Effective Date Security Document, maintain the liens and security interests granted to the Noteholder thereunder as valid, perfected, first-priority liens and security interests, subject only to Permitted Liens, and take all actions reasonably requested by the Noteholder to maintain such priority and perfection.

7.8 Post Closing Obligations.

(a) By June 15, 2026, or such later date as may be acceptable to the Noteholder in its sole discretion, to secure the Secured Obligations, the Borrower shall have executed, and shall have caused each of its applicable Subsidiaries to execute, the Initial Security Documents; and

(b) By July 14, 2026, or such later date as may be acceptable to the Noteholder in its sole discretion, to secure the Secured Obligations, the Borrower shall have executed, and shall have caused each of its applicable Subsidiaries to execute, the Subsequent Security Documents.

7.9 Market Announcements and Disclosure Requirements. The Borrower shall comply in all material respects with all applicable disclosure, notification, announcement and filing requirements under applicable law, regulation and any applicable stock exchange or market rules in connection with any Note Document and the transactions contemplated hereby and thereby, and shall provide the Noteholder with a copy of any material announcement or filing relating thereto promptly after release.

8. Negative Covenants. Until the Maturity Date of this Note, the Borrower shall not, and shall cause each of its Subsidiaries to not:

8.1 Use of Proceeds. Use the proceeds of the Loan for any purpose other than as specified in Section 2.1 hereof.

8.2 Amend Organizational Documents. (a) Change its fiscal year, (b) amend or change, or permit any Person to amend or change, the Borrower’s or any Subsidiary’s Organizational Documents, or (c) assume a trade name or otherwise do business by any name other than the name reflected on its Organizational Documents or as previously disclosed in writing to the Noteholder prior to the Original Effective Date.

8.3 No Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness without the Noteholder’s prior written consent. Notwithstanding anything to the contrary, the Borrower shall not borrow any new amounts or obtain any new advances (whether under Permitted Indebtedness or otherwise) on or after the Original Effective Date from any Person without the Noteholder’s prior written consent.

8.4 No Liens. Create, incur, assume or suffer to exist any Lien upon any of the assets of the Borrower, ADS-Tec Energy (USA), ADS-Tec Energy (Germany) or any Subsidiaries, other than Permitted Liens.

8.5 Limitation on Dispositions. Dispose of any of its assets or property other than dispositions in the ordinary course of business consistent with past practice without the prior written consent of the Noteholder.

8.6 Limitation on Restricted Payments. Without the Noteholder’s prior written consent, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, or effect the purchase, redemption, defeasance, retirement or other acquisition of, any equity interests of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries; provided that any Subsidiary may make dividends or distributions to the Borrower or another Subsidiary of the Borrower.

8.7 Limitation on Restrictive Agreements. Enter into any agreement that would conflict with this any Note Document, except, in each case, to the extent non-compliance would not result in a Material Adverse Effect.

8.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any equity interests, bonds, notes, debentures or other debt securities of, or any assets, in each case, that constitutes a business unit of, or make any other investment in, any Person other than a Subsidiary of the Borrower as at the Second Amendment Effective Date, without the Noteholder’s prior written consent.

8.9 Limitation on Transactions With Affiliates. Enter into or be a party to any transaction (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate except on arms-length terms.

8.10 Material Documents. Modify or terminate any material agreement to which the Borrower or any Subsidiary is bound, except, in each case, to the extent such modification or termination would not result in a Material Adverse Effect.

8.11 Merger. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.

8.12 Schedule I Indebtedness. From and after the Second Amendment Effective Date:

(a) Amend, restate, supplement, waive, refinance, replace, renew or otherwise modify any documentation governing the Indebtedness set forth on Schedule I without the prior written consent of the Noteholder if such amendment, restatement, supplement, waiver, refinancing, replacement, renewal or modification would shorten the maturity thereof, increase the principal amount thereof, require additional or earlier payments of principal, add any obligor, guarantor, collateral, lien or other credit support, make the terms thereof more restrictive on the Borrower or any Subsidiary (as applicable), or otherwise be adverse to the interests of the Noteholder;

(b) Be party to, amend, restate, supplement, waive, refinance, replace, renew or otherwise modify any documentation governing the Indebtedness set forth on Schedule I or any refinancing, replacement or renewal thereof if such documentation provides any holder thereof with any covenant, reporting obligation, event of default, remedy, collateral, guarantee, lien, priority, payment right, prepayment right, redemption right, amortization right, fee, premium or other term that is more favorable to such holder than the corresponding provisions of this Note, unless this Note is amended to include such term for the benefit of the Noteholder, effective no later than the Second Amendment Effective Date in the case of existing Indebtedness and concurrently with the effectiveness of such term in the case of any refinancing, replacement, renewal, amendment, restatement, supplement, waiver or other modification after the Second Amendment Effective Date; or

(c) Make, or agree to make, directly or indirectly, any payment of principal, interest or other amounts under the Indebtedness set forth on Schedule I, or any refinancing, replacement or renewal thereof, until the Secured Obligations have been indefeasibly paid in full.

9. Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

9.1 Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due, or (b) interest or any other amount owing hereunder when due.

9.2 Breach of Representations and Warranties. Any representation, warranty, certification or statement made by the Borrower or any of its Subsidiaries to the Noteholder pursuant to each Original Note, any Note Document, any officer’s certificate or any other document delivered in connection herewith or therewith is incorrect in any material respect, provided that any representation or warranty qualified by materiality or similar language shall be true and correct in all respects on the date as of which such representation or warranty was made.

9.3 Breach of Covenants. The Borrower or any of its Subsidiaries fails to observe or perform (a) any covenant, condition, or agreement contained in Section 7.3, Section 7.7, Section 7.8 or Section 8, or (b) any other covenant, obligation, condition, or agreement contained in this any Note Document to which such Person is a party, other than those specified in clause (a), and Section 9.1, and such failure continues for 30 days.

9.4 Bankruptcy.

(a) The Borrower or any of its Subsidiaries commences any case, proceeding, or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of its creditors;

(b) There is commenced against the Borrower or any of its Subsidiaries any case, proceeding, or other action of a nature referred to in Section 9.4(a) that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of 60 days; or

(c) There is commenced against the Borrower or any of its Subsidiaries in any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

9.5 Judgments. Any judgment or order for the payment of money in excess of $2,000,000 shall be entered against the Borrower or any of its Subsidiaries and such judgment or order shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days after the entry thereof;

9.6 Cross Default. The Borrower or any its Subsidiaries shall breach or default on any of its Obligations under any Indebtedness in excess of $2,000,000, and such default is not cured within the time prescribed by the documents governing such Obligations;

9.7 Change of Control. The occurrence of a Change of Control;

9.8 Material Adverse Effect. A Material Adverse Effect occurs; or

9.9 Failure to Deliver and Perfect Security Documents. The Borrower fails to execute and deliver, or cause to be executed and delivered, the Second Amendment Effective Date Security Documents, and to take all actions required by the Noteholder to authorize the entry into, create, evidence and perfect first-priority liens and security interests in favor of the Noteholder, in each case as required under Section 7.8 and in form and substance satisfactory to the Noteholder in its sole and absolute discretion.

10. Remedies.

10.1 Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loan, together with all accrued interest thereon and all other amounts payable under the Note, immediately due and payable and/or (b) exercise any or all of its rights, powers, or remedies under applicable law; provided, however that, if an Event of Default described in Section 9.4 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

10.2 The Borrower hereby constitutes and appoints the Noteholder as the attorney-in-fact of Borrower, effective as of the third Business Day following a continuing Event of Default, to take such actions and execute such documents as the Noteholder may deem appropriate in the exercise of the rights and powers granted to the Noteholder in this Note.

11. Miscellaneous.

11.1 Subordination of Lucerne Note.

(a) Notwithstanding anything to the contrary contained herein, ADS-Tec Energy (USA) acknowledges and agrees that all Obligations of ADS-Tec Energy (USA) under the Lucerne Note and any Guarantor under the each Guaranty (each term as defined in the Lucerne Note) owing to Lucerne under or in connection with the Lucerne Note and such Guaranties (the “Junior Obligations”), and any liens or security interests securing the same, shall be junior and subordinate in right of payment and priority to all Secured Obligations.

(b) Until all Secured Obligations have been paid in full in cash, ADS-Tec Energy (USA) shall not, and shall not permit any Guarantor (as defined in the Lucerne Note) to, make any payment or distribution in respect of the Junior Obligations, grant or permit any lien or security interest securing the Junior Obligations other than liens expressly subordinated to the liens of the Noteholder, or take any action inconsistent with the subordination contemplated by this Section, in each case without the prior written consent of the Noteholder.

(c) The Borrower and ADS-Tec Energy (USA) shall, upon request of the Senior Lender, use commercially reasonable efforts to procure that the Borrower, ADS-Tec Energy (USA) and Lucerne enter into a customary subordination or intercreditor agreement with the Noteholder consistent with the principles set forth in this Section.

(d) In the event of any conflict or inconsistency between this Section and the terms of any intercreditor or subordination agreement entered into by the Borrower, ADS-Tec Energy (USA), Lucerne and the Noteholder in respect of the Junior Obligations, the terms of such intercreditor or subordination agreement shall control.

11.2 Power of Attorney. Each of the Borrower and the Guarantors (as defined below) hereby irrevocably appoints the Noteholder as its attorney-in-fact and proxy, with full authority in the place and stead of such Person and in the name of such Person or otherwise, in the Noteholder’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute, deliver, file, register or record any instrument or document that the Noteholder may deem necessary or advisable to accomplish the purposes of this Note, including, without limitation, to execute and deliver any Second Amendment Effective Date Security Document and any other Note Document on behalf of such Person, to file any financing statement, registration, notice or other perfection document, to create, evidence, perfect, preserve or protect the liens and security interests contemplated hereby or thereby, and to enforce the rights of the Noteholder with respect thereto. This power is coupled with an interest and is irrevocable until all Secured Obligations have been fully performed and paid in full.

11.3 Notices.

(a) All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing to such address as a Party may from time to time specify in writing.

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next Business Day); and (iii) sent by email shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

11.4 Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, and the transactions contemplated hereby, shall be governed by the laws of the State of New York, without regard to any conflict of law provisions thereof.

11.5 Submission to Jurisdiction.

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the jurisdiction of any such court in any such action, suit, or proceeding.

(b) Nothing in this Section 11.5 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

11.6 Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 11.5(a) and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.7 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

11.8 Integration. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

11.9 Successors and Assigns. The Borrower may not assign or transfer this Note or any of its rights or obligations hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of and be binding upon the Parties and their permitted successors and assigns.

11.10 Waiver of Notice. The Borrower hereby waives presentment, demand for payment, protest, notice of dishonor, notice of protest or nonpayment, notice of acceleration of maturity, and diligence in connection with the enforcement of this Note or the taking of any action to collect sums owing hereunder.

11.11 Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

11.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

11.13 Transfer. The Noteholder shall neither transfer nor assign this Note nor any rights and obligations hereunder without the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed).

11.14 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law. Notwithstanding anything to the contrary herein, the amendment and restatement of the Original Notes pursuant to this Note shall not constitute a waiver of any Default or Event of Default existing under any Original Note immediately prior to the Second Amendment Effective Date, all of which are expressly reserved unless waived in writing by the Noteholder.

11.15 Severability. If any term or provision of this is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.16 Guarantee.

(a) ADS-Tec Energy (USA) and ADS-Tec Energy (Germany) (together, the “Guarantors”) hereby absolutely, unconditionally and irrevocably, jointly and severally, guarantee to Noteholder the full and timely payment of the Secured Obligations (the "Guarantee"). If the Borrower fails to make any such payment when due and payable under or in connection with this Note, each Guarantor’s obligations under this Section 11.16 shall become immediately effective and, upon written notice from Noteholder to Borrower and each Guarantor of such failure, such Guarantor will make such payments or cause such payments to be made. Each Guarantor waives notice of presentment, demand, protest, proof of non-payment, default or breach by Noteholder and acceptance of this Guarantee. Unless so terminated earlier, the Guarantee shall immediately and automatically terminate upon satisfaction of the Secured Obligations. Any rights under the Guarantee may be enforced against ADS-Tec Energy (Germany) only subject to, and in compliance with, the attached Annex German Guarantee Limitations.

(b) Noteholder shall not be obligated to file any claim relating to the Secured Obligations under Section 11.16(a) in the event that the Borrower becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Noteholder to so file shall not affect either Guarantor’s obligation hereunder. In the event that any payment to the Noteholder in respect of any of the Secured Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to the remaining portion of such Secured Obligations which shall be deemed to be reinstated, subject to the terms and conditions hereof, as if such payment had not been made. The Guarantee is a primary and original obligation of each Guarantor and is not of collection or merely the creation of a surety relationship, and the Noteholder shall not be required to initiate any proceedings or remedies against the Borrower or any other Person before proceeding against either Guarantor hereunder.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the Second Amendment Effective Date.

BORROWER:

ADS-TEC ENERGY PUBLIC LIMITED COMPANY

By:	/s/ Torsten Klee
Name: Torsten Klee
Title: Chief Financial Officer

GUARANTORS:

ADS-TEC ENERGY, INC.

By:	/s/ Torsten Klee
Name: Torsten Klee
Title: Authorized Signatory

ADS-TEC ENERGY GMBH

By:	/s/ Torsten Klee
Name: Torsten Klee
Title:Authorized Signatory

[Signature Page to Amended and Restated Promissory Note]

Accepted and agreed to as of the date first written above by:

NOTEHOLDER:

Mirabella Financial Services LLP

for

Svelland Global Trading Master Fund

By:	/s/ Tor A. Svelland
Name:	Tor A. Svelland
Title:	Authorized Signatory

[Signature Page to Amended and Restated Promissory Note]

SCHEDULE I

SPECIFIED PERMITTED INDEBTEDNESS

	Loan	Amount of Principal Outstanding
1.	Promissory Note, dated as of August 26, 2024, issued by ADS-Tec Energy (Germany) in favor of ads-tec Holding GmbH, in the original principal amount of $3,000,000	$2,579,934.20
2.	Third Amended and Restated Secured Promissory Note, dated as of May 1, 2025, in the original principal amount of $7,500,000, issued by the Borrower in favor of the Lucerne Capital Master Fund, L.P., as amended on or prior to the Second Amendment Effective Date	$500,000.00
3.	Third Amended and Restated Secured Promissory Note, dated as of May 1, 2025, in the original principal amount of $2,500,000, issued by the Borrower in favor of (a) The Lucerne Capital Master Fund, L.P. and (b) The Lucerne Capital Special Opportunity Fund, Ltd.	$0
4.	Third Amended and Restated Secured Promissory Note, dated as of May 1, 2025, in the original principal amount of $2,500,000, issued by the Borrower in favor of The Lucerne Capital Master Fund, L.P.	$0
5.	Third Amended and Restated Secured Promissory Note, dated as of May 1, 2025, in the original principal amount of $2,500,000, issued by the Borrower in favor of The Lucerne Capital Master Fund, L.P.	$0
6.	Second Amended and Restated Secured Promissory Note, dated as of May 1, 2025, in the original principal amount of $5,000,000, issued by the Borrower in favor of The Lucerne Capital Master Fund, L.P.	$0
7.	Second Amended and Restated Secured Promissory Note, dated as of May 1, 2025, in the original principal amount of $10,000,000, issued by the Borrower in favor of The Lucerne Capital Master Fund, L.P.	$0

SCH 1 - 1

Annex German Guarantee Limitations

Net Assets means an amount equal to the sum of the amounts of ADS-Tec Energy (Germany)’s assets (consisting of all assets which correspond to the items set forth in section 266 para 2 A, B, (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of the security created hereunder), C, D and E of the German Commercial Code (Handelsgesetzbuch, HGB) less the aggregate amount of the German Guarantor's liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 para 3 B, C, D and E HGB), save that:

(a)	any obligations (Verbindlichkeiten) of ADS-Tec Energy (Germany) :

(i)	owing to any other Guarantor or any other affiliated company which are subordinated by law or by contract to any financial indebtedness outstanding under the Note (including, for the avoidance of doubt, obligations that would in an insolvency be subordinated pursuant to section 39 para 1 no 5 or section 39 para 2 of the German Insolvency Code (Insolvenzordnung)) and including obligations under guarantees for obligations which are so subordinated; or

(ii)	incurred in willful or gross negligent violation of any of the provisions of the Note shall be disregarded; and

(b)	for the avoidance of doubt, Net Assets shall include any counterclaim or recourse claim (Gegenleistung- oder Rückgewähranspruch) to which the ADS-Tec Energy (Germany) is entitled or which the German Guarantor would acquire against its shareholder or any other member of the group as a result of granting the security hereunder, unless such counterclaim or recourse is not fully valuable (vollwertig) within the meaning of the second sentence of the first paragraph of section 30 of the German Limited Liability Companies Act (taking into account all the relevant requirements of the German Federal Court (Bundesgerichtshof) to determine the full value (Vollwertigkeit) of such a claim).

(c)	The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the German Guarantor in the preparation of its most recent annual balance sheet (Jahresbilanz).

Protected Capital means in relation to the German Guarantor the aggregate amount of:

(a)	its share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of the issuance of the Note shall not be taken into account unless (i) such increase has been effected with the prior written consent of the Noteholder (even if such increase is permitted under the Note) and (ii) only to the extent it is fully paid up; and

(b)	its amount of profits (Gewinne) or reserves (Rücklagen) which are not available for distribution to its shareholder(s) in accordance with sections 253 para 6 or 268 para 8 HGB or section 272 para 5 HGB, as applicable.

Subsidiary means a subsidiary within the meaning of sections 15 – 17 of the German Stock Corporation Act (Aktiengesetz, "AktG").

SCH 1 - 2

1.2	The Noteholder agrees not to assert or enforce any payment obligation under the Guarantee or any other payment obligation under or in connection with the Note if and to the extent that:

(a)	the assertion or enforcement would otherwise

(i)	have the effect of reducing ADS-Tec Energy (Germany)’s Net Assets to an amount that is lower than the amount of its Protected Capital or, if the amount of the Net Assets is already lower than the amount of its Protected Capital, cause the Net Assets to be further reduced; and

(ii)	thereby give rise to a violation of the capital maintenance requirement as set out in section 30 para 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG); and

(b)	ADS-Tec Energy (Germany) has complied with its obligation to deliver the Management Determination and the Auditor's Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in Clauses 1.3 and 1.4 below.

1.3	Within 15 (fifteen) calendar days following the Noteholder's notification of its intention to enforce the Guarantee, ADS-Tec Energy (Germany) shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing if and to what extent such enforcement would have the effects referred to in Clause 1.2(a) above (the Management Determination). Such confirmation shall comprise an up-to-date balance sheet of ADS-Tec Energy (Germany) and a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of the German Guarantor. The Noteholder shall be entitled to enforce the Guarantee to an extent which pursuant to the Management Determination would not cause the effects set out in Clause 8.3(b) above (irrespective of whether or not the Noteholder agrees with the Management Determination).

1.4	If the Noteholder disagrees with the Management Determination, it may within thirty (30) calendar days of its receipt request ADS-Tec Energy (Germany) to deliver, at its own cost and expense, within twenty (20) calendar days of such request an up-to-date balance sheet of the, drawn-up by a firm of auditors appointed by ADS-Tec Energy (Germany) in consultation with the Noteholder, together with a detailed calculation, based on the provisions of this Agreement, of the amount of the Net Assets and Protected Capital of ADS-Tec Energy (Germany) (the Auditor's Determination). The Noteholder shall be entitled to enforce the Guarantee to an extent which pursuant to the Auditor's Determination would not cause the effects set out in Clause 1.2(a) above.

1.5	No reduction of the amount enforceable pursuant to this Clause 1 will prejudice the right of the Noteholder to continue to enforce the Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the claims secured.

1.6	Where ADS-Tec Energy (Germany) claims in accordance with the provisions of Clause 8.2 above that the Guarantee can only be enforced in a limited amount, ADS-Tec Energy (Germany), shall within two (2) months after a written request of the Noteholder realize, to the extent legally permitted, any and all of its assets which are not required for ADS-Tec Energy (Germany)’s business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets.

1.7	This Clause 1 shall not apply if, at the time of enforcement of the Guarantee:

(a)	a domination agreement (Beherrschungsvertrag) and/or a profit transfer agreement (Gewinnabführungsvertrag) (either directly or through an unbroken chain of domination and/or profit transfer agreements) is effective between ADS-Tec Energy (Germany) as dominated entity (beherrschtes Unternehmen), and the primary obligor of the relevant secured obligations, as dominating entity (beherrschendes Unternehmen), unless ADS-Tec Energy (Germany) proves with a final (rechtskräftig) court judgement obtained by or in relation to ADS-Tec Energy (Germany) that the existence of a domination and/or profit and loss transfer agreement alone is not sufficient to disapply section 30 sentence 1 of the GmbHG and enforcement of the Guarantee would result in a breach of section 30 sentence 1 of the GmbHG and result in personal or criminal liability of the managing directors of the German Guarantor; or

(b)	if and to the extent ADS-Tec Energy (Germany) holds a valuable indemnity claim for refund (vollwertiger Gegenleistungs- und Rückgewähranspruch) against its direct or indirect shareholders within the meaning of the second sentence of the first paragraph of section 30 of the GmbHG (taking into account all the relevant requirements of the German Federal Court (Bundesgerichtshof) to determine the full value (Vollwertigkeit) of such a claim).

SCH 1 - 3